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                                  EXHIBIT 11.1


                         THE COAST DISTRIBUTION SYSTEM
                Computation of Fully Diluted Earnings Per Share
                          Quarter Ended March 31, 1995


                                                              Weighted Average
                                                              Number of Shares
                                                              ----------------
  I.     Weighted Average Shares Outstanding                      5,066,848

 II.     Common Stock Equivalents                                   114,416

III.     Other Dilutive Securities                                  125,000
                                                                  ---------
         Average Number of Common and Common
         Equivalent Shares                                        5,306,264
                                                                  =========

         Net Earnings                          $  772,000

         After-tax interest on
         convertible debt                          16,000

         Dividend paid on preferred stock
          of  subsidiary                          (12,000)
                                               ----------
         Earnings available to
         common shareholders                   $  776,000

         Divided by Shares                      5,306,264
                                               ----------

                                                 $  0.15
                                                 =======